Exhibit 10.12

Execution Version

C ONS U L T I N G A GRE E M E N T

This Consulting Agreement (this “Agreement”) is entered into as of January 20, 2016, between CoLucid Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Nadia Rupniak (“Rupniak”); provided, however, that this Agreement shall become binding and effective only in accordance with, and subject to, Section 6(i) below.

Recitals

A.

Pursuant to the Employment Letter between the Company and Rupniak, dated August 14, 2015 (the “Employment Letter”), Rupniak served as an employee of the Company until December 31, 2015 (the “Termination Date”).

B.

Pursuant to the Employment Letter, the parties anticipate that Rupniak will be entitled to certain severance benefits, including continuation of her base salary for up to three months (the “Salary Continuation Benefit”), subject to her furnishing to the Company an effective release of all claims in a form acceptable to the Company, which form is attached hereto as Exhibit A (the “Release Agreement”). The date as of which the Release Agreement becomes effective, enforceable and irrevocable in accordance with the terms thereof is hereinafter referred to as the “Release Effective Date”.

C.

Effective January 1, 2016, Rupniak will become a consultant to the Company pursuant to this Agreement. The parties intend for the Consulting Fee (as defined below) payable pursuant to this Agreement to offset, on a dollar-for-dollar basis, the Salary Continuation Benefit.

D.	On May 5, 2015, the Company granted to Rupniak an incentive stock option to purchase 135,190 shares of common stock (the “ISO”) pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”).

E.

The Company and Rupniak also have entered into a Confidentiality, Inventions and Non- Competition Agreement, dated February 20, 2006 (the “Confidentiality Agreement”), which will remain in full force and effect in accordance with its terms.

Agreement

In consideration of the mutual covenants set forth herein, and as an inducement for Rupniak to enter into the Release Agreement, the parties agree as follows:

1.	Consulting Services.The services to be performed by Rupniak (the “Consulting Services”) are as follows:

(a)

She will consult with and advise the Company in the areas of her former employment, particularly in the areas of (i) non-clinical research and development, and (ii) manufacture and supply of active pharmaceutical ingredient and drug product.

(b)

She will, as expeditiously as possible, utilize commercially reasonable efforts to transition her responsibilities and transfer her “institutional knowledge” to Dr. Joseph Kovalchin and Dr. Raymond Skwierczynski and to other members of the CoLucid management team, as appropriate.

(c)	She will not be in charge of a policy-making function and will not serve as an officer of the Company.

(d)	Her time commitment will be limited to one business day per work week, or approximately 20% of a full-time commitment, during the term of this Agreement.

(e)	She will perform all of the Consulting Services remotely and will not be required to travel to the Company’s offices.

Notwithstanding any other provision of this Agreement, Rupniak makes no guarantees or warranties concerning the outcome of any Consulting Services provided hereunder, and Rupniak shall have no liability to the Company for any losses or damages arising from her performance of the Consulting Services except to the extent such losses or damages are attributable to fraud, gross negligence or willful misconduct on the part of Rupniak.

2.	Compensation. In consideration for the Consulting Services and the covenants and agreements of Rupniak pursuant to this Agreement, the Release Agreement and the Confidentiality Agreement:

(a)	The Company shall pay to Rupniak:

(i)

a consulting fee (the “Consulting Fee”) in the amount of $20,833 for each full month (pro-rated for partial months) during the term of this Agreement, provided that no portion of the Consulting Fee shall be payable before the Release Effective Date. The parties expressly agree that all Consulting Fees paid to Rupniak pursuant to this Agreement shall offset, on a dollar-for-dollar basis, any Salary Continuation Benefit to which Rupniak is entitled pursuant to the Employment Letter, and Rupniak hereby waives any such Salary Continuation Benefit to the full extent of the Consulting Fees that she is paid under this Agreement.

(ii)

amounts equal to her actual premiums paid for COBRA coverage during the term of this Agreement. No such payments shall be due unless Rupniak elects COBRA coverage, but if Rupniak does elect COBRA coverage, such payments shall be without restriction and may be applied by Rupniak to the cost of such premiums or used by her for any other purpose. CoLucid will not enroll Rupniak for COBRA coverage or make any COBRA payments on Rupniak's behalf. The parties expressly agree that all COBRA premiums paid to Rupniak pursuant to this Agreement shall offset, on a dollar-for-dollar basis, any COBRA premium payments to which Rupniak is entitled pursuant to the Employment Letter, and Rupniak hereby waives any such payments under the Employment Letter to the full extent of the COBRA premium payments that she is paid under this Agreement.

(b)

The Company shall reimburse Rupniak for the out-of-pocket expenses she incurs in the course of performing the Consulting Services to the extent those expenses are reasonable, properly documented, and otherwise in accordance with Company policies.

(c)	Within ten days after the Release Effective Date, the Company shall:

(i)	pay to Rupniak a cash payment in the amount of $75,000 (the “Upfront Payment”), with the following further agreed conditions:

(1)	At Rupniak’s request and direction, the Upfront Payment shall be in the form of a check payable to “The Noble Law Firm Trust Account” and delivered to Rupniak’s counsel, Laura Noble; and

(2)	for federal income tax purposes, the Upfront Payment shall be treated as a Form 1099 Miscellaneous Income Payment.

(ii)

grant to Rupniak a non-qualified stock option (the “NQSO”) pursuant to the Plan to purchase 62,225 shares of common stock at an exercise price equal to the greater of (x) $10.00 per share or (y) the “Fair Market Value” per share as of the “Grant Date” (as such terms are defined in the Plan), with the following further agreed conditions:

(1)

44,613 of such shares shall vest immediately upon issuance of the NQSO and the remaining 17,612 of such shares shall vest in four equal installments of 4,403 shares on the fifth day of each month from June 2016, through September, 2016;

(2)

pursuant to Section 6(e)(3) of the Plan and the related definitions (and subject to Section 12 of the Plan), unless otherwise provided in the Award Agreement (as defined below), upon termination of the Consulting Services for any reason other than Cause, death or Disability, Rupniak’s vested options may be exercised for a period of three months after the date of termination;

(3)

the award agreement evidencing the NQSO (the “Award Agreement”) shall allow for payment of the exercise price by means of a broker-assisted cashless exercise, and shall otherwise be in the form attached hereto as Exhibit B;

(4)

the NQSO shall be issued and approved by the Compensation Committee of the Company in accordance with the terms of the Plan and shall be consistent with and not violate Section 409A of the Internal Revenue Code; and

(5)	the parties acknowledge and agree that:

a.

the ISO has been forfeited in its entirety by reason of a break in Service (as defined in the Plan) prior to the vesting of any shares thereunder and, notwithstanding any provision of the Employment Letter to the contrary, none of the options covered by the ISO shall accelerate and become vested as of the Termination Date or at any time thereafter, and Rupniak expressly waives any rights to such acceleration and vesting under the Employment Letter;

b.

the NQSO is being granted in order to provide Rupniak the opportunity to purchase the same number of shares she would have been entitled to purchase under the ISO if she had maintained continuous Service through December 31, 2016; and

c.

Rupniak shall have the right, in accordance with applicable law, to enter into a so-called “Rule 10b5-1 plan” to effect the sale of vested shares covered by the NQSO (and any other shares of Company stock owned by Rupniak) and the Company shall cooperate with her efforts to do so. Further, without providing any assurance that all of the shares covered by the NQSO will vest, the Company agrees not to intentionally interfere with the execution of any such Rule 10b5-1 plan except as otherwise required by applicable law.

3.

Efforts and Devotion to Duties. Rupniak shall devote her commercially reasonable efforts to fulfilling her obligations as expressly set forth hereunder and to do nothing that would harm the business or reputation of the Company. During the term of this Agreement, Rupniak shall be free to engage in other business activities that do not adversely affect the Consulting Services, so long as such other activities are not in conflict with the Release Agreement, the Confidentiality Agreement or this Agreement. Rupniak represents and warrants to the Company that she has no existing obligation or commitment that conflicts with this Agreement or that would preclude her from performing her responsibilities hereunder, and she agrees not to enter into any such conflicting obligation or commitment.

4.Relationship and Authority. Rupniak shall be an independent contractor (not an employee) with respect to the Company and shall have no authority to bind the Company or make commitments on its behalf. Except as stated in the preceding sentence, this Agreement shall not be deemed to create any employment, partnership, agency or other relationship between the Company and Rupniak. Rupniak shall have no right to participate in any employee benefit plan or arrangement of the Company, except as set forth in Section 2 above. If Rupniak is reclassified by any governmental authority as an employee of the Company, she shall have no right to any Company benefits, except as required by law, even if she would be eligible therefor by the terms of the applicable benefit plans or arrangements.

5.

Term and Termination. The term of this Agreement shall begin on January 1, 2016, and continue for a period of nine months, ending on September 30, 2016. If either party breaches this Agreement in any material respect and fails to cure such breach within 14 days after written notice from the other party, the non-breaching party will have the right to terminate this Agreement upon written notice. To the extent that the Company does not request that Rupniak perform Consulting Services, Rupniak shall not be deemed in breach of this Agreement by reason of not performing the Consulting Services that have not been requested. Rupniak shall have the right to terminate this Agreement at any time and for any reason or no reason upon at least ten days’ prior written notice. Upon any such termination, the Company’s sole obligation to Rupniak shall be to pay to her any compensation she has earned in accordance with Section 2 above through the termination date.

6.	Miscellaneous.

(a)

Assignment. Neither party may assign or subcontract any of its or her rights or obligations under this Agreement without the written consent of the other. Any assignment not in compliance with this provision shall be void.

(b)

Entire Agreement. This Agreement, the Release Agreement, the Award Agreement and the Confidentiality Agreement together constitute the entire agreement, and supersede all prior agreements and understandings, written and oral, between the parties with respect to the Consulting Services. In the event of a conflict between the compensation-related provisions of Section 2 of this Agreement, on the one hand, and the compensation-related provisions of Section 3 of the Release Agreement, on the other hand, the provisions of this Agreement shall control.

(c)

Waivers. The failure by any party at any time to require performance of any provision hereof shall not affect its or her right later to require such performance. No waiver in any one or more instances shall (except as otherwise stated therein) be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

(d)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(e)

Governing Law. This Agreement shall be governed by and construed and enforced exclusively in accordance with the laws of the State of Massachusetts, without regard to the conflicts of law principles thereof.

(f)

Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses (or such other addresses as they may designate in accordance herewith) by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid, or by facsimile with a hard copy to follow via mail or express courier service in accordance with this paragraph.

To the Company:	CoLucid Pharmaceuticals, Inc.
222 Third Street
Cambridge, MA 02142
Attn: Thomas P. Mathers

With copy to:	Daniel L. Boeglin
Faegre Baker Daniels LLP

600 E. 96th Street, Suite 600
Indianapolis, IN 46240

To Rupniak:	Nadia Rupniak
(address redacted)

All notices shall be deemed given and received (i) if delivered by hand, immediately, (ii) if sent by mail, three business days after posting, (iii) if delivered by express courier service, the next business day, or (iv) if sent by facsimile, at the time shown in the confirmed electronic receipt or on the first business day thereafter if the notice is sent on a day other than a business day.

(g)	Amendments. This Agreement may be amended only by an instrument in writing executed by the parties sought to be bound thereby.

(h)

Injunctive Relief. Rupniak acknowledges that any violation or threatened violation of this Agreement will cause irreparable harm to the Company that is incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress such harm. Therefore, in addition to monetary damages and other remedies, the Company shall be entitled to seek injunctive relief, including temporary restraining orders and/or preliminary or permanent injunctions, without posting bond.

(i)

Effectiveness. This Agreement shall not be effective prior to the Release Effective Date. If the Release Effective Date occurs on or before January 31, 2016, then this Agreement shall automatically become binding and effective immediately as of the Release Effective Date. If the Release Effective Date does not occur on or before January 31, 2016, then this Agreement shall automatically become null and void.

(j)

Due Authorization. Each party hereby represents and warrants that (x) this Agreement has been duly authorized by all necessary action on its part and (y) at the time this Agreement becomes binding and effective in accordance with Section 6(i) above, this Agreement will constitute the valid and binding obligation of such party, enforceable against such party in accordance with its terms.

As evidence of their acceptance of the terms set forth herein, the Company and Rupniak have executed this Agreement as of the date stated in the opening paragraph.

"COMPANY"

COLUCID PHARMACEUTICALS, INC.
By:	/s/ Thomas P. Mathers
Name:	Thomas P. Mathers
Title:	CEO

"RUPNIAK"

By:	/s/ Nadia Rupniak